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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.
                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
Name: Van Kampen American Capital Foreign Securities Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):
One Parkview Plaza, Oakbrook Terrace, Illinois 60181

Telephone Number (including Area Code): (708) 684-6000

Name and Address of Agent for Service of Process:

                             RONALD A. NYBERG, ESQ.
                       EXECUTIVE VICE PRESIDENT, GENERAL
                        COUNSEL AND CORPORATE SECRETARY
                       VAN KAMPEN AMERICAN CAPITAL, INC.
                               ONE PARKVIEW PLAZA
                           OAKBROOK TERRACE, IL 60181
                             ---------------------
                                   COPIES TO:

                               WAYNE WHALEN, ESQ.
                              THOMAS A. HALE, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                             333 WEST WACKER DRIVE
                               CHICAGO, IL 60606
                                 (312) 407-0700

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:   YES [X]  NO [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Houston and State of Texas on the 26th day of March, 1996.
                   Signature VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                                            By      /s/  RONALD A. NYBERG
                                               ------------------------------
                                                Ronald A. Nyberg, as Trustee
                                                    and not individually
Attest:   /s/  HUEY P. FALGOUT, JR.
       --------------------------------
             Asst. Secretary
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